Exhibit 99.1

Investor Relations Contact

Michelle Ahlmann (Levine), 650-603-5464

Public Relations Contact

Dave Peterson, 650-603-5231

MERCURY ANNOUNCES $400 MILLION STOCK REPURCHASE PROGRAM

MOUNTAIN VIEW, CALIF., — JULY 28, 2004 — Mercury Interactive Corporation (NASDAQ: MERQ), the global leader in business technology optimization (BTO), today announced that its board of directors has approved a new program to repurchase up to $400 million of the company’s common stock over the next two years. The specific timing and amount of repurchases will vary based on market conditions, securities law limitations and other factors. As of July 28, 2004, Mercury has approximately 98 million shares outstanding.

ABOUT MERCURY

Mercury Interactive Corporation, the global leader in business technology optimization (BTO), is committed to helping customers optimize the business value of information technology. Founded in 1989, Mercury conducts business worldwide and is one of the fastest growing enterprise software companies today. Mercury provides software and services to govern the priorities, people and processes of IT; deliver and manage applications; and integrate IT strategy and execution. Customers worldwide rely on Mercury offerings to improve quality and performance of applications and manage IT costs, risks and compliance. Mercury BTO offerings are complemented by technologies and services from global business partners. For more information, please visit www.mercury.com.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties concerning Mercury Interactive’s expected financial performance, as well Mercury Interactive’s future business prospects and product and service offerings. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time or from time to time without prior notice. Mercury Interactive’s actual results may differ materially from the results predicted or from any other forward-looking statements made by, or on behalf of, Mercury Interactive and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among other things: 1) the mix of perpetual and term licenses and the effect of the timing of the recognition of revenue from products sold under term licenses; 2) Mercury Interactive has historically received a substantial portion of its orders at the end of the quarter and if an order shortfall occurs at the end of a quarter it could negatively impact the company’s operating results for that quarter; 3) the dependence of Mercury Interactive’s financial growth on the continued success and acceptance of its existing and new software products and services, and the success of its BTO strategy; 4) uncertainties related to the integration of products and services, employees and operations as a result of acquisitions, including the recent acquisition of Appilog; 5) the ability to attract and retain key personnel; 6) intense competition for Mercury Interactive’s products and services; and 7) the additional risks and important factors described in Mercury Interactive’s SEC reports, including the Annual Report to Stockholders on Form 10-K for the fiscal year ended December 31, 2003, and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, which are available at the SEC’s website at www.sec.gov. All of the information in this press release is as of July 28, 2004, and Mercury Interactive undertakes no duty to update this information.

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Mercury Interactive is a trademark or registered trademark of Mercury Interactive Corporation in the United States and/or other countries. Other product and company names are used herein for identification purposes only, and may be trademarks of their respective companies.

MERCURY

379 N. Whisman Road

Mountain View, CA 94043

Tel: (650) 603-5200 Fax: (650) 603-5300